Exhibit 10.2

AMENDMENT NO. 2 TO CREDIT AGREEMENT

AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), dated as of March 1, 2013, by and among SEITEL, INC., a Delaware corporation (“Parent” or “U.S. Borrower”), OLYMPIC SEISMIC LTD., a corporation incorporated under the laws of the Province of Alberta (“Canadian Borrower” and together by the U.S. Borrower, each individually a “Borrower” and collectively, the “Borrowers”), the lenders identified on the signature pages hereto (together with their respective successor and assigns, each individually a “Lender” and collectively, the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as agent for the U.S. Lenders (in such capacity, together with its successors and assigns in such capacity, “U.S. Agent”), and WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, a corporation incorporated under the laws of Ontario, as agent for the Canadian Lenders (in such capacity, together with its successors and assigns in such capacity, “Canadian Agent” and together with the U.S. Agent, each individually an “Agent” and collectively, the “Agents”), and is made with reference to that certain Credit Agreement, dated as of May 25, 2011, as amended by Amendment No. 1 to Credit Agreement, dated as of November 28, 2011 (as so amended, the “Credit Agreement”), by and among the Borrowers, the Lenders and the Agents. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.
RECITALS
WHEREAS, Agent, Lenders and Borrowers have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and provided and may hereafter make and provide loans, advances and other financial accommodations to Borrowers as set forth in the Credit Agreement and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto;
WHEREAS, the Borrowers have requested that Agent and Lenders make certain amendments to the Credit Agreement, and Agent and Lenders are willing to make such amendments, subject to the terms and conditions set forth herein; and
WHEREAS, by this Amendment, Borrowers, Agents and Lenders desire and intend to evidence such amendments.
NOW, THEREFORE, in consideration of the foregoing, and the respective agreements and covenants contained herein, the parties hereto agree as follows:

Section 1.	AMENDMENTS TO THE CREDIT AGREEMENT
A.    Amendment to Section 2.4(e) - Mandatory Prepayments
(i)    Clause (i) of Section 2.4(e) of the Credit Agreement is hereby amended by inserting “U.S.” in front of the text “Revolver Usage” in the first sentence thereof.

B.    Amendment to Section 2.10 - Fees
(i)    Section 2.10 of the Credit Agreement is hereby amended by amending and restating clause (c) in its entirety as follows:
“(c)    Borrowers shall pay to Agents fees and charges related to Collateral audits, field exams and Data Library appraisals permitted by Section 5.7, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per auditor, plus out-of-pocket expenses for each audit of any Borrower performed by personnel employed by any Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus out of pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the actual charges paid or incurred by any Agent if such Agent elects to employ the services of one or more third Persons to perform audits of Parent or its Subsidiaries, to establish electronic collateral reporting systems, or to appraise the Collateral, or any portion thereof; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agents for more than one Collateral audit, one field exam and one appraisal of the Data Library during any calendar year.”.
C.    Amendment to Section 2.15 - Incremental Revolver Commitments
(i)    Clause (a) of Section 2.15 of the Credit Agreement is hereby amended by replacing “December 31, 2013” with “December 31, 2015” in the first sentence thereof.
D.    Amendment to Section 3.3 - Maturity
(i)    Section 3.3 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:
“3.3    Maturity. This Agreement shall continue in full force and effect until May 25, 2016 (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”.
E.    Amendment to Section 5.14 – Material Contracts
(i)    Section 5.14 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:
“5.14    Material Contracts; Amendments to Certain Permitted Indebtedness. Contemporaneously with the delivery of each Compliance Certificate pursuant to Section 5.1, provide Agents with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate. Promptly after amending, modifying, or changing any of the terms or provisions of any Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness in compliance with Section 6.7(b)(i)(D) hereof, provide Agents with copies of such amendment or other modification.”.
F.    Amendment to Section 6.7 - Prepayments and Amendments
(i)    Section 6.7 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:

“6.7    Prepayments and Amendments.
(a)    Except in connection with Refinancing Indebtedness permitted by Section 6.1, optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than:
(i)     prepayments, redemptions, defeasances, purchases, or other acquisitions of (A) the Obligations in accordance with this Agreement and (B) Permitted Intercompany Advances,
(ii)    prepayments, redemptions, defeasances, purchases, or other acquisitions on account of Indebtedness permitted under clauses (c), (e), (g), (h) and (j) of the definition of Permitted Indebtedness so long as such payment is not prohibited at such time under any relevant subordination terms and conditions, if any; provided that, both before and immediately after giving effect to each such prepayment, redemption, defeasance, purchase or acquisition, no Event of Default shall have occurred and be continuing,
(iii)    prepayments, redemptions, defeasances, purchases, or other acquisitions of, prior to the High Yield Notes Refinancing, Existing High Yield Notes and, from and after the High Yield Notes Refinancing, New High Yield Notes if: (A) at the time of such prepayment, redemption, defeasance, purchase, or other acquisition, no Event of Default shall have occurred and be continuing or would result after giving effect to such prepayment; (B) for the entire thirty (30) day period both immediately preceding and succeeding (on a pro forma basis) the date of such prepayment, redemption, defeasance, purchase or other acquisition, Parent and its Subsidiaries have Excess Availability of at least $25,000,000; and (C) if any U.S. Advances or Canadian Advances are outstanding (but excluding, for the avoidance of doubt, any outstanding Letters of Credit except to the extent any Letter of Credit Disbursement has been deemed a U.S. Advance or a Canadian Advance pursuant to Section 2.11(a) or Section 2.12(a), respectively) during the entire forty-five (45) day period immediately preceding, or at any time on the date of (either prior to or following) such prepayment, redemption, defeasance, purchase or other acquisition, the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00 for the most recent four (4) fiscal quarters preceding the date of such prepayment, redemption, defeasance, purchase or other acquisition for which internal financial statements are available; provided that no more than $30,000,000 in cash may be used to prepay, redeem, defease, purchase or otherwise acquire the Existing High Yield Notes or New High Yield Notes in any twelve (12) month period other than in connection with the refinancing of the Existing High Yield Notes or the New High Yield Notes with Refinancing Indebtedness, or
(iv)    prepayments of any Indebtedness under a Permitted Second Lien Term Loan Facility to the extent such prepayment is expressly required under the terms of such Permitted Second Lien Term Loan Facility, subject to any intercreditor arrangements.
(b)    Directly or indirectly, amend, modify, or change any of the terms or provisions of
(i)    any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (e), (f), (g), (i), (j) and (m) of the definition of Permitted Indebtedness and (D) subject to any intercreditor provisions or agreements, Indebtedness permitted under clause (l) of the definition of Permitted Indebtedness solely to the extent that, in the case of this clause (D), any such amendment, modification or change could not reasonably be expected to be adverse to the interests of the Lenders,
(ii)    any Material Contract except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)    the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.”.
G.    Amendments to Section 6.12 - Transactions with Affiliates
(i)    Section 6.12 of the Credit Agreement is hereby amended by (x) inserting the text “, Centerbridge” after the text “ValueAct Capital” and (y) replacing the text “New High Yield Notes offering or the closing” with the text “New High Yield Notes offering and the closing” in clause (a) thereof.
(ii)    Section 6.12 of the Credit Agreement is hereby further amended by deleting the text “, that are fully disclosed to U.S. Agent, and” in clause (b) thereof.
H.    Amendment to Section 6.14 - Limitation on Issuance of Stock
(i)    Section 6.14 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:
“6.14    Limitation on Issuance of Disqualified Stock. Solely in the case of Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of any Disqualified Stock.”.
I.    Amendment to Section 6.15 - Parent as Holding Company
(i)    Section 6.15 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:
“6.15    Seitel Holdings as Holding Company. Permit Seitel Holdings to incur any liabilities (other than liabilities arising under the Loan Documents or its own Stock), own or acquire any assets (other than (x) the Stock of Parent or repurchases of its own Stock or (y) cash received by Seitel Holdings in connection with dividends or distributions made in accordance with Section 6.9 pending application in the manner contemplated by Section 6.9) or engage itself in any operations or business, except in connection with its ownership of Parent and activities incidental thereto and its rights and obligations under the Loan Documents.”.
J.    Amendments to Section 6.18 - Restrictive Agreements
(i)    Section 6.18 of the Credit Agreement is hereby amended by amending and restating such section in its entirety as follows:
“6.18    Restrictive Agreements. Become a party to any Restrictive Agreement, except (I) a Restrictive Agreement (a) in effect on the Closing Date; (b) any refinancing of any Indebtedness in effect on the Closing Date, so long as the terms of such refinancing are no more restrictive than the terms of Indebtedness being refinanced; (c) relating to secured Indebtedness permitted hereunder, as long as the restrictions apply only to collateral for such Indebtedness; or (d) constituting customary restrictions on assignment in leases and other contracts, (II) prior to the High Yield Notes Refinancing, the Existing High Yield Notes Documents, and from and after the High Yield Notes Refinancing, the New High Yield Notes Documents, and (III) the Permitted Second Lien Term Loan Facility, if any.”.

Section 2.	AMENDMENTS TO SCHEDULE 1 (DEFINITIONS) TO THE CREDIT AGREEMENT
A.    Schedule 1.1 (Definitions) to the Credit Agreement is hereby amended by inserting the following defined terms in alphabetical order:
““Amendment No. 2” means that certain Amendment No. 2 to Credit Agreement, dated as of March 1, 2013, by and among the Borrowers and the Agents.
“Amendment No. 2 Effective Date” has the meaning specified therefor in Amendment No. 2.
“Centerbridge” means Centerbridge Partners, L.P. and other affiliate Persons under common Control.
“Disqualified Stock” means any Stock which, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (i) matures or is mandatorily redeemable (other than solely for Stock which is not otherwise Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Stock which is not otherwise Disqualified Stock), in whole or in part, (iii) provides for scheduled payments of dividends in cash or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.”.
B.    Schedule 1.1 (Definitions) to the Credit Agreement is hereby further amended by amending and restating the following defined terms in their entirety as follows:
““Existing High Yield Notes” means the unsecured senior notes issued pursuant to the Existing High Yield Notes Indenture and having a maturity at least six months following the Maturity Date.
“Existing High Yield Notes Indenture” means the Indenture, dated as of the Amendment No. 2 Effective Date, among Parent, as issuer, the guarantors named therein, and the trustee named therein.
“High Yield Notes Refinancing” means the refinancing of the Existing High Yield Notes with Refinancing Indebtedness.
“New High Yield Notes” means the notes issued pursuant to the New High Yield Notes Indenture.
“New High Yield Notes Indenture” means an Indenture entered into by Parent, as issuer, the guarantors party thereto, and an institution, as trustee, governing the New High Yield Notes; provided that the terms of the New High Yield Notes Indenture satisfy the requirements of “Refinancing Indebtedness” in respect of the Existing High Yield Notes.
“Permitted Holders” means ValueAct Capital and Centerbridge.
“Permitted Second Lien Term Loan Facility” means a second-lien debt facility providing for term loans (including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith (including Hedging Obligations related to the Indebtedness incurred thereunder)), as such facility may be amended, amended and restated, supplemented, modified, refinanced, replaced or otherwise restructured, in whole or in part from time to time; provided that the Permitted Second Lien Term Loan Facility is subject to intercreditor provisions or agreements satisfactory to Agents.
C.    Schedule 1.1 (Definitions) to the Credit Agreement is hereby further amended by amending the definition of “Eligible Accounts” by replacing the text “15%” with the text “25%” in clause (h) thereof.
D.    Schedule 1.1 (Definitions) to the Credit Agreement is hereby further amended by amending the definition of “Permitted Dispositions” by replacing the text “(m)” with the text “(n)” in clause (o) thereof.
E.    Schedule 1.1 (Definitions) to the Credit Agreement is hereby further amended by amending the definition of “Permitted Indebtedness” as follows:
(i)    Clause (l) of the definition of “Permitted Indebtedness” is hereby amended by amending and restating such clause in its entirety as follows:
“(l) (i) prior to the High Yield Notes Refinancing, Indebtedness evidenced by the Existing High Yield Notes and (ii) from and after the High Yield Notes Refinancing, Indebtedness evidenced by the New High Yield Notes, in the case of this clause (ii), so long as no Default or Event of Default exists at the time of issuance of the New High Yield Notes and the terms of the New High Yield Notes are reasonably acceptable to Agents, or”.
(ii)    Clause (m) of the definition of “Permitted Indebtedness” is hereby amended by amending and restating such clause in its entirety as follows:
“(m) other unsecured Indebtedness or a Permitted Second Lien Term Loan Facility in an aggregate principal amount not to exceed $10,000,000, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) such Indebtedness does not mature on or prior to the date that is six months following the Maturity Date, (iii) in the case of a Permitted Second Lien Term Loan Facility, such Indebtedness is on terms reasonably satisfactory to Agents and no more restrictive in any material respect than those set forth in this Agreement, and (iv) in the case of a Permitted Second Lien Term Loan Facility, such Indebtedness satisfies the requirements of the definition of “Permitted Second Lien Term Loan Facility”.”.

Section 3.	AMENDMENT TO SCHEDULE 5.2 (COLLATERAL REPORTING) TO THE CREDIT AGREEMENT
A.    Schedule 5.2 (Collateral Reporting) to the Credit Agreement is hereby amended by replacing the text “day” with the text “Business Day” in the first column of the second row included of the table in Schedule 5.2.

Section 4.	CONDITIONS PRECEDENT
This Amendment shall become effective on the first date upon which each of the following conditions precedent has been satisfied in a manner satisfactory to Agents (such date being the “Amendment No. 2 Effective Date”):
(i)    Agents shall have received this Amendment, duly authorized, executed and delivered by Borrowers, Agents and Required Lenders (the Credit Agreement, Exhibits and Schedules as so amended by this Amendment being referred to herein as the “Amended Credit Agreement”);

(ii)    on the date of this Amendment and after giving effect thereto, no default or Event of Default shall exist or shall have occurred and be continuing;
(iii)    the representations and warranties contained in Section 5 of this Amendment shall be true and correct in all material respects on the date of this Amendment and on the Amendment No. 2 Effective Date;
(iv)    Agents shall have received true and correct copies of the Preliminary Offering Memorandum for the U.S. Borrower’s offering of unsecured senior notes (the “Notes”) to be issued on the Amendment No. 2 Effective Date (the “Notes Offering”) (the “Preliminary Offering Memorandum”), the Pricing Term Sheet for the Notes Offering (the “Pricing Term Sheet”) and the Final Offering Memorandum for the Notes Offering (the “Final Offering Memorandum”, and, together with the Preliminary Offering Memorandum and the Pricing Term Sheet, the “Offering Documents”);
(v)    the coupon and yield disclosed in the Pricing Term Sheet shall be acceptable to the Agents;
(vi)    the terms of the Notes (other than those described in paragraph (v) of this Section 4) described in the Final Offering Memorandum shall not be materially different than those contained in the Preliminary Offering Memorandum; provided that (a) any maturity date for the Notes that is not less than six months following the Maturity Date shall be acceptable to the Agents and (b) the principal amount disclosed in the Preliminary Offering Memorandum shall be acceptable;
(vii)    Agents shall have received a certificate of an authorized officer of Parent certifying that the Offering Documents contain an accurate and complete description of the Notes;
(viii)    Agents shall have received copies of the indenture and Notes relating to the Notes Offering, together with a certificate of an authorized officer of Parent certifying each such document as being a true, correct, and complete copy thereof;
(ix)    Agents shall have received a certificate from the Secretary of each Borrower, (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution and delivery of this Amendment, and performance of the Amended Credit Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute this Amendment, (iii) attesting to the incumbency and signatures of such specific officers of such Borrower and (iv) attesting that there have been no changes to any Loan Party’s Governing Documents from those delivered to Agents on the Closing Date;
(x)    Agents shall have received a certificate of status with respect to each Loan Party, dated a date reasonably close to the Amendment No. 2 Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party and each jurisdiction in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction;
(xi)    Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Amendment (to the extent incurred on or prior to the Amendment No. 2 Effective Date); and
(xii)    Borrowers shall have paid to U.S. Agent an amendment fee equal to $15,000.

Section 5.	COMPANY’S REPRESENTATIONS AND WARRANTIES
Each Borrower hereby represents and warrants to the Lender Group the following (which shall survive execution and delivery of this Amendment), the truth and accuracy of which representations and warranties are a continuing condition of the making of U.S Advances and Canadian Advances and providing Letters of Credit to Borrowers:
A.    Due Organization. Each Loan Party (a) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization (b) is qualified to do business in any state or province where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (c) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, and, with respect to the Borrowers, to enter into this Amendment and to carry out the transactions contemplated by the Amended Credit Agreement.
B.    Binding Obligations. This Amendment, when duly executed and delivered by each Loan Party that is a party thereto, will be the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
C.    Due Authorization; No Conflict.
(i)    As to each Borrower, the execution and delivery by such Borrower of this Amendment and the performance by such Borrower of the Amended Credit Agreement have been duly authorized by all necessary action on the part of such Borrower.
(ii)    As to each Borrower, the execution and delivery by such Borrower of this Amendment, and the performance by such Borrower of the Amended Credit Agreement do not and will not (i) violate any material provision of federal, state, provincial or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interest holders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
D.    Governmental Consents. The execution and delivery by each Borrower of this Amendment, and the performance by each Borrower of the Amended Credit Agreement and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agents for filing or recordation.
E.    Incorporation of Representations and Warranties From Amended Credit Agreement. The representations and warranties of the Loan Parties contained in the Credit Agreement, the Amended Credit Agreement and the other Loan Documents are true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the Amendment No. 2 Effective Date as though made on and as the date hereof (except to the extent such representations and warranties specifically relate to an earlier date).

F.    No Default. No event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment that would constitute a Default or an Event of Default.

Section 6.	MISCELLANEOUS
A.    Effect of this Amendment.
(i)    On and after the Amendment No. 2 Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Amended Credit Agreement.
(ii)    Except as expressly amended pursuant hereto, no other changes, waiver or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control.
B.    Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by either Agent, as applicable, to effectuate the provisions and purposes hereof.
C.    Governing Law. The validity of this Amendment, the construction, interpretation and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related thereto shall be determined under, governed by, and construed in accordance with the laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
D.    Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and assigns of each of the parties hereto.
E.    Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission (including .pdf format) shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission (including .pdf format) also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
BORROWER:
SEITEL, INC.

By: /s/ Marcia Kendrick
Name: Marcia Kendrick
Title: Chief Financial Officer, Executive
Vice President, Assistant Secretary and
Treasurer

OLYMPIC SEISMIC LTD.

By: /s/ Jude Affonso
Name: Jude Affonso
Title: Senior Vice President of Finance and
Human Resources

WELLS FARGO CAPITAL FINANCE, LLC, as U.S. Agent and as a U.S. Lender

By: /s/ Will A. Williams
Name: Will A. Williams
Title: Vice President

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as Canadian Agent and as Canadian Lender

By: /s/ Domenic Cosentino
Name: Domenic Cosentino
Title: Vice President